RELEASE AGREEMENT

     This Release Agreement ("Agreement") is made and entered into this 22nd day of January, 2001 (the "Effective Date"), by and between Prime Retail, Inc., a Maryland corporation ("Prime") and the sole general partner of Prime Retail, L.P., a Delaware limited partnership (the "Operating Partnership"), the Operating Partnership (Prime and the Operating Partnership are sometimes hereinafter together referred to as the "Company"), and Michael W. Reschke, an individual domiciled in the State of Illinois (the "Executive").

     On April 5, 2000, the Executive relinquished his responsibilities as an executive officer of the Company and became a non-executive Chairman of the Board of Directors of Prime. In connection therewith, the Executive now desires to enter into this Agreement in consideration for the benefits set forth herein.

     1. Consideration. In consideration for executing this Agreement and within six (6) business days following the Revocation Period described in Paragraph 3 hereof (which shall be January 30, 2001 if this Agreement is signed January 22, 2001), the Executive shall receive from the Company the sum of $389,811.80 (the "Consideration").

     2. Covenant Not to Sue/Release and Waiver. In exchange for the Consideration, the Executive, on behalf of himself and his heirs, legatees, personal representatives and assigns, hereby waives, releases, discharges and covenants not to bring any actions, claims, charges, liabilities, obligations, fees, or suits of any kind against the Company or its subsidiaries or affiliates (including directors, officers, shareholders, employee benefit plans, trustees, fiduciaries and agents), which he has, has had or may have through the date of this Agreement, whether known or unknown, related solely to any claims arising out of or relating to his employment with the Company, or his executive position as Chairman of the Board, or his separation from such employment, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss.ss. 2000e et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss.ss. 621 et seq.; the Fair Labor Standards Act, 29 U.S.C. ss.ss. 201 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. ss.ss. 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. ss.ss. 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss.ss. 1001 et seq.; and any other federal, state, county or local statute, ordinance, regulation or order, and all claims under the common law in tort, contract or otherwise. This release expressly includes all claims relating to his employment with the Company, or his executive position as Chairman of the Board, that could have been raised in state or federal court or with a municipal, county, state or federal agency or entity of any kind or jurisdiction. This release also includes all claims for attorneys' fees and any other remedy that could have been sought in connection with any of the released claims.

     Excluded from this release are any claims that cannot be waived by law, including but not limited to the right to file a charge with, or participate in an investigation conducted by, certain government agencies. The Executive is waiving, however, the right to any monetary recovery relating solely to his employment with the Company should any agency (including, but not limited to, the Equal Employment Opportunity Commission) pursue any claims on his behalf.

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                                   Page - (2)

     3. Opportunity to Employ Counsel. Among the claims being released by the Executive in Paragraph 2 are claims under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), 29 U.S.C. ss. 621 et seq. Pursuant to and in compliance with the Older Workers Benefit Protection Act ("OWBPA"), 29 U.S.C. ss. 626(f)(1)(H), the Executive acknowledges that: he has had sufficient opportunity to secure the services of a privately-retained attorney of his free choice, who is an experienced lawyer familiar with the rights waived herein; that he understands the terms, obligations and rights being released under this Agreement; that he has had sufficient time to consider this Agreement before signing it; that he knows and understands the rights being waived and the terms and consequences of his signature on this Agreement; that this Agreement has been signed knowingly, voluntarily, in good faith, with a genuine intent to waive the rights identified herein; and that he has not been subjected to any duress, coercion, fraud, overreaching, exploitation or pressure to sign it. In addition, the Executive acknowledges that he has had 21 days within which to consult with an attorney prior to executing this Agreement, that he has been given 7 days following his execution of the Agreement (the "Revocation Period") to revoke this Agreement, and that this Agreement will not become final until the Revocation Period has expired. Lastly, the Executive acknowledges that he is not otherwise entitled to the Consideration.

     The Executive may revoke the Agreement during the Revocation Period only by delivering a written notice of revocation to: Prime Retail, Inc., 100 East Pratt Street, 19th Floor, Baltimore, Maryland 21202, Attention: C. Alan Schroeder, Esq., General Counsel. Such notice must be received by the Company within the Revocation Period.

     4. Indemnification. The Company shall indemnify and hold harmless the Executive to the same extent and on the same terms and conditions provided for in the Company's articles of incorporation and bylaws in existence on the date hereof, and to the full extent such indemnification is required or permitted to be extended to directors, officers, employees and/or agents by Section 2418 of the Corporations and Associations Article, Annotated Code of Maryland. In addition, the Company shall ensure that the Executive is included as an insured under any and all Directors and Officers Liability Insurance policies, whether in effect now or in the future, applicable to the Company, Prime and/or the Operating Partnership.

     5. No Waiver. No failure or delay by the Executive or the Company in enforcing or exercising any right or remedy hereunder will operate as a waiver hereof. No modification, amendment or waiver of this Agreement nor consent to any departure by the Executive or the Company from any of the terms or conditions hereof, will be effective unless in writing and signed by the Executive or an authorized officer of the Company, as appropriate. Any such waiver or consent will be effective only in the specific instance and for the purpose for which it was given.

     6. Successors and Assigns. All provisions of this Agreement will inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators and heirs, and the successors and assigns of the Company.

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                                   Page - (3)

     7. Governing Law. This Agreement will be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Maryland, exclusive of the conflicts of laws provisions.

                                                              PRIME RETAIL, INC.


/s/ Michael W. Reschke              By:    /s/ Glenn D. Reschke
----------------------                     --------------------
MICHAEL W. RESCHKE                  Name:  GLENN D. RESCHKE
                                    Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER



                                    PRIME RETAIL, L.P.

                                    By:  Prime Retail, Inc., its general partner


                                    By:    /s/ Glenn D. Reschke
                                           --------------------
                                    Name:  GLENN D. RESCHKE
                                    Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER